Exhibit 23.1
PKF
Accountants &
business advisers

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation on Form S-1/A of China BCT Pharmacy Group, Inc. (the "Company") dated February 17, 2011 of our report dated March 31, 2010 relating to the consolidated financial statements of the Company for each of the two years in the period ended December 31, 2009 (which express an unqualified opinion).

/s/ PKF

Certified Public Accountants
Hong Kong, China
February 17, 2011

Tel 852 2806 3822 I Fax 852 2806 3712
E-mail info@pkf-hk.com I www.pkf-hk.com
PKF l 26/F, Citicorp Centre I 18 Whitfield Road I Causeway Bay I Hong Kong

PKF Hong Kong is a member fin-n of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.